Exhibit 10.2

Fabrinet USA Inc.

4900 Patrick Henry Drive

Santa Clara, CA 95054

March 17, 2020

Csaba Sverha

c/o Fabrinet USA, Inc.

4900 Patrick Henry Drive

Santa Clara, California 95054

Dear Csaba,

This letter is intended to amend and restate your offer letter dated March 9, 2018, which extended to you an offer of employment, and which you accepted on March 14, 2018, for the position Vice President—Operations Finance of Fabrinet USA, Inc. (“FUSA” or the “Company”), a wholly owned subsidiary of Fabrinet. This letter will formalize the updated terms of your employment by the Company given your promotion to Executive Vice President and the Chief Financial Officer (“CFO”) of Fabrinet effective February 17, 2020.

While employed by FUSA as CFO of Fabrinet, you will report to Mr. Seamus Grady, its Chief Executive Officer. Your duties and responsibilities will generally consist of those associated with managing all financial, taxes, treasury and investor relations of Fabrinet. You will devote substantially all of your business time and efforts to the performance of those duties and use your best efforts in doing so.

While employed by the Company, you will be required at times to travel to and work in the various company locations, including Thailand, the Cayman Islands, the U.S., the U.K., and Israel, as well other non-company locations.

Acceptance of this offer constitutes your representation that your execution of this agreement and performance of the requirements of this position will not be in violation of any other agreement to which you are a party.

Compensation & Benefits

While employed by the Company as CFO, your compensation and benefits will include:

Base Salary. Your annual base salary will be US $450,000.00, which will be paid on a semi-monthly basis on or about the 15th and last day of each month in accordance with FUSA’s payroll policy, subject to applicable U.S. tax withholdings. Your base salary will be subject to review and adjustment by the Compensation Committee of the Board of Directors of Fabrinet from time to time in its sole discretion.

Bonus. Subject to the Board’s approval, you will be eligible to participate in Fabrinet’s 2020 Executive Incentive Plan, including the award of an annual target bonus. Any such target bonus, or portion thereof, will be paid as soon as practicable after the Compensation Committee of the Board of Directors determines that the target bonus (or relevant portion thereof) has been earned, but in no event shall any such target bonus be paid later than sixty (60) days following the applicable target bonus performance period. Receipt of any target bonus is contingent upon your continued employment with FUSA through the date the bonus is paid. The target bonus initially will be set at up to sixty percent (60%) of your base annual salary, pro-rated for the balance or Fabrinet’s current fiscal year, which may be adjusted from time to time going forward by the Compensation Committee of Fabrinet’s Board of Directors.

Benefits. You will be eligible to participate in FUSA’s Employee Benefits Plan, which includes (a) one-hundred twenty (120) hours paid time off (PTO) per year, (b) company paid healthcare insurance (medical, dental & vision for you and your eligible dependents), (c) a 401(k) plan with a company paid match capped at 6% of your base salary per month up to US $15,000 per year, and (d) Group Term Life insurance, subject to the particulars of the plan.

Restricted Stock Units. You will be awarded time based Restricted Stock Units (“RSUs”) valued in the amount of US $124,658 covering ordinary shares of Fabrinet, in accordance with the terms of Fabrinet’s 2020 Equity Incentive Plan (the “Plan”) and Fabrinet’s standard form of restricted stock unit agreement under the Plan. The actual number of RSUs awarded will be equal to such value, divided by the closing market price of a share on the third trading day following the day on which the Fabrinet earnings release occurs for Fabrinet’s fiscal quarter in which the RSUs for all participants in the Plan are approved by the Committee, with any resulting fractional number of shares rounded down to the nearest whole number of shares. This award is subject to your continued employment with FUSA through the award’s grant date. This RSU award will vest over a period of three (3) year as follows: 33% of the RSU award will vest on the anniversary of the Vesting Commencement Date in each of the following three (3) years, provided you are employed by FUSA continuously to and through each such date.

You also will be awarded performance based RSUs valued in the amount of US $249,316, half of which will be normal performance RSUs and half which will be stretch awards, which will vest, if at all, on the date the Compensation Committee certifies the achievement of the cumulative performance criteria set by the Board for Fabrinet’s fiscal years 2020 and 2021.

Ex Patriate Benefits. You will also receive the following benefits each month during the time you are required to work and reside in Thailand:

•

You will receive a Cost of Living Allowance (“COLA”) or expatriate living allowance of US $10,000.00 per month, paid on a semi-monthly basis on or about the 15th and 30th of each month during the time you are required to work and reside in Thailand. This COLA payment will be tax equalized and added to your regular payroll deposits.

•	A car and driver will be provided to you for business-related local transportation purposes in Thailand.

•

You will be enrolled in the Expatriate US tax equalization program offered by FUSA, which includes full tax equalization for US and California income taxes, and the services of Ernst & Young (our expatriate tax consultants).

•	An annual, tax equalized travel allowance of $15,000 for you, your wife and your two children.

•

The Company will reimburse the reasonable annual school fees and advance payments you may incur in connection with your children’s attendance at an international school in Thailand, including deposits, surety bonds, and the like, which reimbursements will be tax equalized.

•

If and upon termination of your employment while you are assigned to a location outside of the U.S., you will be repatriated back to the US, which will include one-way ticket economy airfare and, as pre-approved, reasonable moving expenses for the shipment of your personal items back to your US home address (the “Repatriation Benefits”). Also, tax equalization services will be provided for the tax year that your employment ended with FUSA, in accordance with the terms of FUSA’s US Expatriate tax equalization program. The expenses covered by the Repatriation Benefits must be incurred no later than the last day of the second calendar year following the calendar year in which you have a separation from service from FUSA, within the meaning of Section 409A (as defined below). Reimbursements related to the Repatriation Benefits, if any, will be paid no later than the third calendar year following the calendar year in which you have a separation from service from FUSA.

•

Upon the termination of your employment with FUSA, the Repatriation Benefits are intended to be, are exclusive and in lieu of, and supersede any other rights or remedies to which you otherwise may be entitled, whether at law, tort or contract or in equity, or under this letter (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). You will not be entitled to any benefits, compensation or other payments or rights upon a termination of your employment with FUSA, other than the Repatriation Benefits as set forth in this letter.

Other Terms & Conditions

Business Expenses. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Letter, in accordance with the Company’s expense reimbursement policy as may be in effect from time to time.

This offer is not to be considered a contract guaranteeing employment for any specific duration. Employment with FUSA is on an at-will basis. You are thus free to terminate your employment with FUSA for any reason at any time with or without prior notice. Similarly, FUSA may terminate the employment relationship with or without cause or notice

Section 409A US Treasury Regulation

Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations. The foregoing provisions are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and official guidance thereunder (“Section 409A”) such that none of the payments and benefits provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply

Notwithstanding anything to the contrary in this letter, no severance payments or benefits to be paid or provided to you, if any, under this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, under this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. In no event will you have the discretion to determine the taxable year of payment of any Deferred Payment.

You agree we will work together in good faith to consider amendments to this letter, if required, and to take such reasonable actions, as necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A.

Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service, but before the six (6) month anniversary of the separation from service, any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

During the term of your employment, and for a one-year period immediately following the termination of your employment, you shall not, without FUSA’s prior written consent:

(i) solicit or encourage to leave the employment or other service of FUSA, Fabrinet (Cayman) or the affiliates of either, any employee or independent contractor thereof, or hire (on behalf of yourself or any other person or entity) any employee or independent contractor who has left the employment or other service of FUSA, Fabrinet (Cayman) or the affiliates of either within the one-year period that follows the termination of such employee’s or independent contractor’s employment or other service with FUSA, Fabrinet (Cayman) or the affiliates of either; or

(ii) whether for your own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with FUSA’s, Fabrinet (Cayman)’s or any of their affiliates’ relationship with, or endeavor to entice away from FUSA, Fabrinet (Cayman) or the affiliates of either, any person who during the term of your employment or the one-year period following the expiration of the term of your employment is or was a customer or client of FUSA, Fabrinet (Cayman) or the affiliates of either.

Also, please be advised it is the policy of FUSA to maintain a workplace that is free of drugs and alcohol, and that any violation of this policy will constitute grounds for the immediate termination of your employment.

Should you have questions or require additional information about any benefits, terms or conditions of your employment, please do not hesitate to Edward T. Attanasio, Senior Vice President, Worldwide Human Resources, by telephone at _________ or email at ____________.

If you are in agreement with and accept the terms of this offer of employment, please indicate your acceptance by signing this letter in the space provided below, noting also your employment start date, and by returning a copy of the signed letter to me at your earliest convenience.

Sincerely,

/s/ Seamus Grady
Seamus Grady
Chief Executive Officer
Fabrinet

***    ***    ***

I accept this amended offer of employment with FUSA under the terms set forth in this letter. I acknowledge this letter is the complete agreement concerning my employment and supersedes all prior or concurrent agreements and representations and may not be modified in any way except in a writing executed by an authorized agent of FUSA.

/s/ Csaba Sverha
Csaba Sverha

April 14, 2020
Date

4